Exhibit 11.0

                        COMPUTATION OF EARNINGS PER SHARE

                                                             Three months ended       Three months ended
                                                               March 31, 2006           March 31, 2005
                                                          --------------------------------------------------
Income available to common stockholders                                  42,740                  102,883

Weighted average shares outstanding                                   2,694,074                2,663,059

Basic earnings per share                                                   0.02                     0.04

Income for diluted earnings per share                                    42,740                  102,883

Total weighted average common shares and
    equivalents outstanding for diluted computation                   2,694,074                2,663,059

Diluted earnings per share                                                 0.02                     0.04

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